Exhibit 99.1

News

KeyCorp
127 Public Square
Cleveland, OH 44114

CONTACTS:	ANALYSTS	MEDIA
	Vernon L. Patterson	William C. Murschel
	216.689.0520	216.471.2885
	Vernon_Patterson@KeyBank.com	William_C_Murschel@KeyBank.com

Christopher F. Sikora
216.689.3133
Chris_F_Sikora@KeyBank.com

INVESTOR	KEY MEDIA
RELATIONS: www.key.com/ir	NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
KEYCORP COMPLETES REPURCHASE OF TARP CAPITAL
U.S. Treasury’s $2.5 billion investment in Series B Preferred Stock repaid today
CLEVELAND, Mar. 30, 2011 — KeyCorp (NYSE: KEY) announced today that it completed the repurchase of $2.5 billion of Fixed-Rate Perpetual Preferred Stock, Series B issued to the U.S. Department of the Treasury as a result of Key’s participation in the Capital Purchase Program of the Troubled Asset Relief Program (TARP).
The transaction follows Key’s successful completion of a $625 million common equity offering and a $1 billion debt offering.
“We are pleased to repay the investment,” said Henry L. Meyer III, chairman and CEO. “Our patience has enabled us to limit shareholder dilution. Going forward, Key’s strong balance sheet and capital position, improved earnings, and actions we’ve taken to reduce risk and invest in our businesses over the last two years provide the foundation for Key to grow.”
One of approximately 700 U.S. banks to participate in the Capital Purchase Program, KeyCorp issued 25,000 shares of preferred stock to the U.S. Treasury in late 2008. During the investment period, KeyCorp paid an aggregate of approximately $297 million in dividends and accrued interest to the U.S. Treasury.

Key intends to notify the U.S. Treasury shortly of its intent to repurchase the outstanding warrant associated with the TARP Capital Purchase Program, which allows the U.S. Treasury to purchase up to 35,244,361 shares of its common stock. If Key decides not to repurchase the warrant from the U.S. Treasury or is unable to repurchase the warrant in the secondary market, it may choose instead to repurchase common stock in an amount expected to be sufficient to offset any estimated dilution to Key’s equity that would occur if the warrant were exercised.
Cleveland-based KeyCorp (NYSE: KEY) is one of the nation’s largest bank-based financial services companies, with assets of approximately $92 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/aboutkey.
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Key’s control. Key’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Key’s actual results to differ materially from those described in the forward-looking statements can be found in Key’s Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the SEC and are available on Key’s website at www.Key.com/IR and on the SEC’s website at www.sec.gov. Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Key does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.